Exhibit 10.38

EXECUTION COPY

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS ISSUED PURSUANT TO, AND SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT DATED AS OF OCTOBER 8, 2012, AS AMENDED BY THE FIRST AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT DATED AS OF DECEMBER 28, 2012, AND AS FURTHER AMENDED BY THE SECOND AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT DATED AS OF APRIL 8, 2013 (AS AMENDED, THE “ACQUISITION AGREEMENT”), AMONG CHESAPEAKE EXPLORATION L.L.C. (“CELLC”), ARCADIA RESOURCES, L.P., AND JAMESTOWN RESOURCES, L.L.C., AS SELLERS, AND ENERGY & EXPLORATION PARTNERS, LLC, AS BUYER, AND IS THE PROMISSORY NOTE PAYABLE TO CELLC DESCRIBED IN THE ACQUISITION AGREEMENT.

SUBORDINATED UNSECURED NOTE

$18,000,000.00	Date of Issuance: April 8, 2013 (“Effective Date”)

For value received, ENERGY & EXPLORATION PARTNERS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (together with any subsequent holder or assigns of this Note, the “Payee”) the principal amount of Eighteen Million and No/100 Dollars ($18,000,000.00), on the Chesapeake Maturity Date, subject to earlier prepayment as provided herein, together with interest thereon calculated on the unpaid principal amount of this Note outstanding from time to time, from and including the date hereof, and paid in accordance with the provisions of this Note. The term “Chesapeake Maturity Date” means the earlier of (i) October 8, 2018 or (ii) the date of a Liquidity Event or (iii) six (6) months after the date of Senior Payment in Full.

Section 1. Interest and Seniority.

1.1 Payment of Interest. Interest on this Note shall accrue at the Applicable Rate (as hereinafter defined) or, if less, the highest rate permitted by applicable law, compounded semi-annually and computed on the basis of a 365-day year for the actual number of days elapsed in such period, and shall be paid by the Company in arrears on the last Business Day of each June and December during the term hereof and on the Chesapeake Maturity Date (each, a “Payment Date”). The “Applicable Rate” means ten percent (10%) per annum at any time prior to the date Senior Payment in Full has occurred and fifteen percent (15%) per annum at any time thereafter. Until the Senior Payment in Full has occurred, interest on this Note for any period shall only be paid by the Company in kind (“PIK”),with any such PIK interest being added to the principal balance of this Note. If the Senior Payment in Full has occurred, subject to Section 3, the

Company shall have the option to pay interest on this Note for the period ending on such Payment Date either in cash or in kind, it being agreed that failure to make cash interest payments when due will automatically convert such interest to PIK interest. Interest will accrue from time to time on any principal balance of this Note (including principal additions from payments of PIK interest) then outstanding. Any accrued interest on this Note that for any reason has not theretofore been paid or converted to principal will be due and payable in full on the Chesapeake Maturity Date.

1.2 Seniority. This Note (i) shall be senior with respect to any and all distributions, dividends, and redemptions (including but not limited to any distribution or dividend in connection with dissolution or liquidation) with respect to all equity interests of the Company, and (ii) shall rank junior and subordinate to all Senior Debt to the extent and in the manner set forth herein.

1.3 Other Creditors. Nothing contained in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Debt (and the Persons and entities committed or obligated to issue or fund any Senior Debt), and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon, as and when the same shall become due and payable in accordance with the terms hereof, or is intended to or shall affect the relative rights of the holder hereof and other creditors of the Company other than the holders of the Senior Debt (and the Persons and entities committed or obligated to issue or fund any Senior Debt), nor, subject to Section 3, shall anything in this Note prevent the holder from exercising all remedies otherwise permitted by applicable law upon the happening of any Event of Default under this Note.

1.4 Reinstatement. The Company is and shall be obligated to pay all principal and interest and any and all amounts which become payable under this Note in accordance with the terms hereof absolutely and unconditionally and without abatement, postponement, diminution or deduction whatsoever and without any reduction or counterclaim or setoff whatsoever. If at any time payment received by Payee hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the Bankruptcy Code, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to the Company and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

1.5 Payment. Notwithstanding anything to the contrary in this Note, the Company shall pay this Note in full by paying to the Payee the entire unpaid principal balance of this Note plus all accrued and unpaid interest thereon within three (3) Business Days after the Chesapeake Maturity Date.

Section 2. Optional Prepayment by the Company. Subject to Section 3 below, and provided that either the Senior Payment in Full has occurred or the Company has obtained the prior written consent of the required Senior Creditors under each Credit Facility then outstanding, this Note may be prepaid, in cash, at the option of the Company, in whole or in part at any time after the Effective Date and on a Prepayment Date by giving the notices and making the payment of the amount required hereby. The Company will send written notice of its election to prepay this Note to the Payee by registered or certified mail, return receipt requested, or shall deliver notice of such election by hand delivery or by express delivery or other delivery service at least five (5) days prior to the date of prepayment (which date of prepayment must be at least one day prior to the Chesapeake Maturity Date) (the “Prepayment Date”). On the Prepayment Date, the Company will deliver to the Payee upon surrender of this Note: (a) an amount equal to (a)(i) the principal amount of the Note being prepaid (which amount shall not be less than the lesser of $1,000,000 or the remaining principal balance of the Note) plus (ii) accrued, unpaid interest on the principal amount being prepaid to the date of prepayment (the “Prepayment Amount”). If less than the entire remaining principal amount of this Note is to be prepaid, in addition to delivering the Prepayment Amount, on the Prepayment Date, the Company shall also deliver to and in the name of the appropriate Person, a new Note payable to the Payee, dated the later of the date of this Note or the last Prepayment Date, in a principal amount equal to the unpaid portion of this Note and having other terms identical to this Note. On and after any Prepayment Date, unless the Company defaults in the payment of the Prepayment Amount, interest shall cease to accrue on the portion of this Note subject to prepayment.

Section 3. Subordination.

3.1 The Payee hereby subordinates any and all claims now or hereafter owing to it by the Company under this Note to any and all Senior Debt (including, without limitation, interest, fees, costs, reimbursements or other payments on the Senior Debt paid or accrued after the commencement of an Insolvency Proceeding (as hereinafter defined) and whether or not such claims are allowed or deemed allowed or recoverable in any Insolvency Proceeding, and payment of or for adequate protection pursuant to any Insolvency Proceeding), and agrees that, except as set forth in Section 3.2 below, Senior Payment in Full shall have occurred before any payment may be made on this Note, whether of principal or interest or other indebtedness or other obligations. Except with respect to the exercise of remedies by the Payee in accordance with Section 3.4 hereof, the Payee agrees not to acquire any security interests in, security titles to, and other liens and encumbrances on any assets, properties or rights of the Company, or its direct or indirect subsidiaries (the “Credit Parties”). In the event that the Payee should acquire any security titles to, and other liens and encumbrances on any of the present or future collateral securing or purporting to secure the Senior Debt (the “Senior Collateral”), the Payee hereby subordinates and makes inferior any and all of its now existing or hereafter acquired security interests in such security titles to, and other liens and encumbrances on any of the present or future Senior Collateral, any security interests, security titles or other liens and encumbrances on the Senior Collateral arising under any security agreement created or existing in respect of the Senior Debt, regardless of whether any Senior Creditor has taken or failed to take any action with respect to the creation, perfection or continuation of liens, security interests or encumbrances in the Senior Debt, including, but not limited to, the failure to file any necessary financing statements, mortgages, deeds of trust or other security documents or the rejection of the filing of any of the foregoing. In case any funds shall be paid or delivered to the Payee in violation of this paragraph, such funds shall be held in trust by the Payee for and immediately paid and delivered to the Senior Creditors (in the form received endorsed over to the Senior Creditors) for application to the payment of Senior Debt.

3.2 Notwithstanding anything to the contrary contained herein, (i) the Company may make payments of PIK interest, and (ii) the Company may repay the Note if a Liquidity Event occurs, together with all accrued and unpaid interest.

3.3 The Payee agrees that the priority of the Senior Debt set forth above shall continue during any insolvency, receivership, bankruptcy, dissolution, liquidation, or reorganization proceeding, or in any other proceeding, whether voluntary or involuntary, by or against the Company, under any bankruptcy or insolvency law or other similar laws, including, without limitation, any federal or state law relating to the relief of debtors of any jurisdiction, or involving any custodian, liquidator or trustee whether now or hereafter in effect, and in any out-of-court composition, assignment for the benefit of creditors, readjustment of indebtedness, reorganization, extension or other debt arrangement of any kind (collectively, an “Insolvency Proceeding”). In the event of any payment, distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property, assets or business of the Company or any subsidiary, or the proceeds thereof, or any securities of the Company, to the Payee, by reason of any liquidation, dissolution or other winding up of the Company or its business or by reason of any sale or Insolvency Proceeding, then any such payment or distribution of any kind or character, whether in cash, property or securities, which, but for the subordination provisions of this Section 3, would otherwise be payable or deliverable upon or in respect of this Note, shall instead be paid over or delivered directly to the Senior Creditors, for application to the payment of the Senior Debt, to the extent necessary to make payment of the Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution to the Payee, and no holder of this Note shall receive any such payment or distribution or any benefit therefrom until the occurrence of the Senior Payment in Full after which such payments or distributions may be applied to payment of the indebtedness evidenced by this Note if and to the extent permitted by law.

3.4 Until the Chesapeake Maturity Date, the Payee shall not (a) take any action or exercise any remedy against the Company to enforce the obligations of the Company under this Note; (b) take any action or exercise any remedy against any Credit Party or any other guarantor of, or pledgor securing, the Senior Debt in order to collect any of the indebtedness evidenced by this Note; or (c) commence, or join with any other creditor of the Company in commencing, any bankruptcy, reorganization or Insolvency Proceeding against any Credit Party; or (d) take any action or exercise any remedy related to this Note against any property or assets of any Credit Party or any other guarantor of, or pledgor securing, the Senior Debt; provided that, if any Insolvency Proceedings shall be initiated by, or filed against, the Company, then the Payee shall be permitted to accelerate the obligations owing under this Note (but shall not be permitted to take any other action or exercise any other remedy against any Credit Party without the prior written consent of the Senior Creditors). Any amounts collected by the Payee shall be subject to Sections 3.1, 3.2, and 3.3. Notwithstanding anything contained in this Note to the contrary, in no event shall the Payee be entitled to receive and retain any securities, equity or otherwise, or other consideration in respect of the indebtedness evidenced by this Note provided for in (x) a plan of reorganization or otherwise in connection with any bankruptcy or Insolvency Proceeding or (y) any other judicial or nonjudicial proceeding for the liquidation, dissolution or winding up of the Company or any other Credit Party or the assets or properties of the Company, in any case unless either (i) the Senior Payment in Full has occurred or (ii) the consideration received is effectively subordinate to the Senior Debt on terms no less beneficial to the holders of Senior Debt as the terms provided in this Note.

3.5 The Payee agrees, solely for the benefit of the holders of Senior Debt, that no consent of the Payee or any other holder of this Note shall be required for any modification, renewal, extension, rearrangement, increase or refinancing of any Senior Debt, or waiver of any guaranty therefor, or release of any Senior Collateral, or any other alteration of the relationship between any Credit Party and any holder of Senior Debt.

3.6 Until the Senior Payment in Full has occurred, the Payee waives all rights of subrogation, reimbursement and any similar rights with respect to the indebtedness evidenced by this Note. Until the Senior Payment in Full has occurred, to the extent permitted by law, the Payee shall be subrogated to the rights of the Senior Creditors to receive any distribution of assets of the Company, or payments by or on behalf of the Company, made on the Senior Debt, until the Senior Payment in Full has occurred. No payments to the Payee pursuant to any right of subrogation shall, as among the Company, its creditors other than the Senior Creditors and the Payee, be deemed to be a payment or distribution by the Company on account of the Senior Debt.

3.7 The Payee acknowledges and agrees that each Senior Creditor, whether the Senior Debt held by such Senior Creditor is outstanding at the date of this Note or incurred hereafter, shall have extended credit to the Company, or shall have purchased or accepted or will purchase or accept such Senior Debt, in reliance upon the subordination and standstill provisions contained in this Note.

3.8 In the event (A) the Senior Payment in Full has not occurred, and (B) the Payee and other holders of the indebtedness evidenced by this Note shall have not promptly filed a claim or proof or claim in respect of the indebtedness evidenced by this Note in connection with an Insolvency Proceeding, the Senior Creditors and the Agents, as applicable, shall each have the right to act as attorney-in-fact for the Payee and other holders of the indebtedness evidenced by this Note for the purposes of filing a claim or proof of debt in respect of the indebtedness evidenced by this Note in the form required in any such Insolvency Proceeding for and on behalf of the holders of indebtedness evidenced by this Note.

3.9 All of the Senior Debt (or any commitments in respect of such Senior Debt) shall be deemed to have been made or incurred in reliance upon this Note. The Payee expressly waives all notice of the acceptance by any Senior Creditor of the subordination and other provisions of this Note and all other notices not specifically required pursuant to the terms of this Note whatsoever, and the Payee expressly consents to reliance by the Senior Creditors upon the subordination and other agreements as herein provided. The Payee agrees that the Senior Creditors have not made warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of any Senior Documents, the collectibility of the obligations thereunder; that the Senior Creditors shall be entitled to manage and supervise their loans or other extensions of credit in accordance with applicable law and their usual practices, modified from time to time as they deem appropriate under the circumstances; and that the Senior Creditors shall not have any liability to the Payee for, and the Payee waives any claim (except with respect to gross negligence or willful misconduct) which the Payee may now or hereafter have against any Senior Creditor arising out of or relating to (i) any and all actions which such Senior Creditor takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in the Senior Debt, actions with respect to the occurrence of a “Default” or “Event of Default” under any Credit Facility, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any Senior Collateral and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other party) with respect to the documents regarding the Senior Debt or any other agreement related thereto or to the collection of the Senior Debt or the valuation, use, protection or release of the Collateral and/or other security for the Senior Debt, (ii) such Senior Creditor’s election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any other Insolvency Proceeding, and/or (iii) any making of loans to, or grant of a security interest under Section 364 of the Bankruptcy Code by, the Company as debtor or debtor-in-possession.

3.10 The Payee hereby agrees that the Senior Creditors shall have absolute power and discretion, without notice to the Payee in its capacity as a creditor under this Note, to deal in any manner with the Senior Debt, including demanding payment of interest, costs and expenses payable by any Credit Party to the Senior Creditors, and any security and guaranties therefor including, but not limited to, release, surrender, extension, renewal, acceleration, compromise, or substitution. The Payee hereby waives and agrees not to assert against any Senior Creditor any rights that a guarantor or surety could exercise, including without limitation any and all rights to notice of the creation, renewal, extension, modification, compromise or release of any of the Senior Debt or any collateral therefor or guaranties thereof, in whole or in part; but nothing in this Note shall constitute the Payee a guarantor or surety. If, at any time hereafter, the Senior Creditors shall, in their own judgment, determine to discontinue the extension of credit to or on behalf of the Company in compliance with the Senior Documents, the Senior Creditors may do so. The Payee acknowledges that, in accepting the subordinated claim provided for herein, it did not and is not relying in any way upon the extensions of credit by the Senior Creditors to the Company. The obligations of the Payee owing to the Senior Creditors hereunder, and the Senior Creditors’ rights and privileges hereunder shall continue until the Senior Payment in Full has occurred, notwithstanding any action or non-action by the Senior Creditors with respect to the Senior Debt or with respect to any Collateral therefor or any guaranties thereof. All rights, powers and remedies hereunder shall apply to all past, present and future Senior Debt and commitments with respect thereto, including under successive transactions, any of which may continue, renew, increase, decrease or from time to time create new Senior Debt and notwithstanding that from time to time the Senior Debt theretofore existing may have been paid in full. Any provision of any document, instrument or agreement evidencing, securing or otherwise relating to the indebtedness evidenced by this Note purporting to limit or restrict in any way the Company’s ability to enter into any agreement with any Senior Creditor to amend or modify any document, instrument or agreement evidencing, securing or otherwise relating to the Senior Debt shall be deemed of no force or effect until the Senior Payment in Full has occurred.

3.11 The obligations hereunder of the Payee or any other holders of indebtedness evidenced by this Note shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt is rescinded or must otherwise be restored or returned by a holder of Senior Debt by reason of any Insolvency Proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payment had not been made.

3.12 The Payee agrees to pay all costs, legal expenses and attorneys’, paralegals’ and other professionals’ fees of every kind paid or incurred by the Agents and the Senior Creditors in enforcing their rights hereunder against the Payee, including, but not limited to, litigation instituted in a state or federal court, as hereinafter provided (including, without limitation, proceedings under the Bankruptcy Code or any Insolvency Proceeding) to enforce this Note, promptly on demand of the Senior Creditors or other Person paying or incurring the same.

3.13 The Company agrees to pay all costs, legal expenses and attorneys’, paralegals’ and other professionals’ fees of every kind paid or incurred by the Payee in enforcing its rights hereunder (including, without limitation, enforcement against any Credit Party), including, but not limited to, litigation instituted in a State or Federal Court, as hereinafter provided (including, without limitation, proceedings under the Bankruptcy Code or any Insolvency Proceeding) in enforcing this Note, promptly on demand of the Payee or other Person paying or incurring the same.

Section 4. Events of Default. For purposes of this Note, an “Event of Default” under this Note shall be deemed to have occurred if:

(a) the Company fails to pay at maturity (stated or by acceleration) the full amount of the principal of this Note plus accrued and unpaid interest;

(b) the Company commences an Insolvency Proceeding; or any order for relief with respect to the Company is entered under the Bankruptcy Code and the Company consents to the order or the order is not dismissed within sixty (60) days after it is entered; or any such petition or application is filed, or any Insolvency Proceeding is commenced, against the Company and (i) the Company does not contest the petition, application or Insolvency Proceeding, or (ii) such petition, application or Insolvency Proceeding is not dismissed or withdrawn within sixty (60) days after it is filed or commenced; or

(c) the Company defaults on the obligation to pay the principal amount of any Senior Debt at final maturity or any other event of default occurs with respect to Senior Debt and, as a result of such other event of default, the maturity of such Senior Debt shall have been accelerated and such Senior Debt shall have become due and payable prior to its stated maturity and such acceleration shall not have been rescinded or annulled.

Section 5. Consequences of Events of Default.

5.1 If any Event of Default of the type described in Section 4(b) hereof occurs, the entire outstanding principal amount of this Note (plus all accrued interest thereon) will automatically accelerate and become immediately due and payable without any notice to the Company or action by the Payee.

5.2 If any other Event of Default has occurred and is continuing, the Payee may demand immediate payment of all or any portion of the outstanding principal amount of this Note; provided however, that the Payee will have no right to accelerate any amount owing under this Note for an Event of Default described in Section 4(c) until the Chesapeake Maturity Date.

5.3 If any Event of Default occurs the interest on this Note shall accrue at a rate two percent (2%) higher than the rate specified in Section 1.1, compounded semi-annually from and after the date of the Event of Default up to and until such Event of Default is cured, waived or rescinded.

5.4 Notwithstanding the occurrence of any Event of Default, the Payee shall only exercise rights and remedies available under applicable law or agreement after the Chesapeake Maturity Date.

Section 6. Definitions. For purposes of this Note:

“Affiliate” means, (i) with respect to any natural Person, (A) a member of such Person’s Family Group or (B) any trust or family partnership or other entity whose beneficiaries shall solely be a member or members of such Person’s Family Group, any (ii) with respect to any Person who is not a natural Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such person. For these purposes, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means any administrative, collateral or other agent under any Credit Facility.

“Business Day” means any day which is not a Saturday, Sunday or another day on which national banking institutions in New York, New York or Houston, Texas are closed as authorized or required by law.

“Company” has the meaning given such term on page 1 hereof.

“Credit Facility” means any credit facility relating to Senior Debt (including, but not limited to, the Note Purchase Agreement) and all related documents, including, without limitation, any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including, without limitation, any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under any Credit Facility and whether by the same or any other agents, lenders or group of lenders.

“Credit Parties” has the meaning given such term in Section 3.1 hereof.

“Dollars” and “$” means lawful money of the United States of America.

“Effective Date” has the meaning given such term on page 1 of this Note.

“Event of Default” has the meaning given such term in Section 4 hereof.

“Family Group” means, with respect to any natural Person, such natural Person’s spouse, domestic partners, sister, brother, step child and/or lineal descendants, grandparent, father, mother (whether by blood relationship or adoption), and any other Person as to which such natural Person is a lineal descendant (whether by blood relationship or adoption), and any trust or other entity solely for the benefit of such Person and/or any of the foregoing.

“GAAP” means generally accepted accounting principles in effect at the relevant time in the United States of America.

“Governmental Authority” means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means each Affiliate of the Company that has guaranteed any Senior Debt.

“Insolvency Proceeding” has the meaning given such term in Section 3.3 hereof.

“Liquidity Event” means the occurrence of any underwritten initial public offering of equity securities of the Company or any Affiliate of the Company that is registered under the Securities Act that results in the Company’s or such Affiliate’s equity securities being listed on either the New York Stock Exchange or the NASDAQ exchange.

“Note” means this Subordinated Unsecured Note or any notes issued by the Company upon the partial transfer or prepayment of a portion of any portion hereof.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of April 8, 2013 executed by the Company, as Issuer, Cortland Capital Market Services, LLC, as Administrative Agent, the banks and other financial institutions party thereto as “Holders” and the other agents party thereto, as amended, restated, replaced, modified or supplemented from time to time.

“Payee” has the meaning given such term on page 1 of this Note.

“Payment Date” has the meaning given such term in Section 1 hereof.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

“Prepayment Date” has the meaning given such term in Section 2 hereof.

“Prepayment Price” has the meaning given such term in Section 2 hereof.

“Senior Creditor” means any Person to whom any Credit Party is indebted pursuant to any Credit Facility or any other Person who benefits from any liens granted pursuant thereto or any guarantees given in connection with a Credit Facility.

“Senior Debt” means the following, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed: (a) the principal of, premium, if any, and interest on (i) indebtedness (including Guarantees) of the Credit Parties under the Note Purchase Agreement and the “Notes” under the Note Purchase Agreement and (ii) indebtedness (including Guarantees) of the Credit Parties or any of its subsidiaries in connection with the “Term Loan Facility” expressly permitted by the terms of the Note Purchase Agreement and (iii) indebtedness (including Guarantees) of the Credit Parties or any of its subsidiaries in connection with a revolving credit facility subject to a borrowing base attributable to the lending value of oil and gas properties of the Credit Parties expressly permitted by the terms of the Note Purchase Agreement; and (b) any increases, refundings, renewals, rearrangements or extensions of and amendments, modifications and supplements to any indebtedness, liability or obligation described in clause (a) above. Notwithstanding the foregoing, “Senior Debt” shall not include (a) indebtedness evidenced by this Note, (b) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including instruments evidencing such liabilities, (c) amounts owed by the Credit Parties to employees for compensation of such employees, (d) any equity interests of the Credit Parties, (e) loans from any Affiliate of the Credit Parties (other than a party who is a “Holder” under and as defined in the Note Purchase Agreement or an Affiliate of such party), (f) any liability for federal, state, local or other taxes owed or owing by the Credit Parties and (g) management fees and other expenses payable to any Affiliates of the Credit Parties.

“Senior Document” means each now existing or hereafter arising loan agreement, credit agreement, note, security agreement, pledge, guaranty agreement and any other document or instrument executed in connection with or related to any Credit Facility or any Senior Debt.

“Senior Payment in Full” shall mean the occurrence of all of the following: (1) the payment in full in cash of all Senior Debt, (2) the termination, return or cash collateralization of all letters of credit issued under any Credit Facility and (3) the termination or expiration of all commitments to advance or create Senior Debt.

Section 7. Payments. All payments of principal, interest or other amounts hereunder will be made in United States dollars by wire transfer of immediately available funds to the following account: Comerica Bank, N.A. (SWIFT: MNBDUS33) ABA 111000753 for credit to Account No. 1881453920 (Chesapeake Energy Corporation FBO: Chesapeake Exploration, L.L.C.), or to such other account(s) as the Payee may designate in writing. If any payment of principal or interest on this Note becomes due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest in connection with such payment. Any payment to be made hereunder will be made at the direction of the Payee by wire transfer of immediately available federal funds to an account designated by the Payee.

Section 8. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may not be amended, and the Company may not take any action herein prohibited, without the prior written consent of the Payee and the Senior Creditors.

Section 9. Notices. Notices and communications required or permitted hereunder shall be in writing addressed as indicated below, and any notice or communication shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the party to be notified, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if by facsimile transmission, then upon confirmation by the recipient of receipt, (d) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply), or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communications shall be as follows:

Chesapeake Exploration, L.L.C.

6100 North Western Avenue

Oklahoma City, OK 73118

Attention: Mr. Douglas J. Jacobson

Telephone: (405) 935-9233

Facsimile: (405) 849-9233

Email: doug.jacobson@chk.com

With a copy to:

Commercial Law Group, P.C.

5520 North Francis Avenue

Oklahoma City, OK 73118

Attention: Mr. Ray Lees

Telephone: (405) 254-5725

Facsimile: (405) 232-5553

Email: rlees@clgroup.org

And notices to the Company at the following address:

Energy & Exploration Partners, Inc.

Two City Place, Suite 1700

One Hundred Throckmorton St.

Fort Worth, TX 76102

Attention: Hunt Pettit

Telephone: (817) 789-6712

Facsimile: (817)533-9840

Email: hpettit@enexp.com

Either the Payee or the Company may change its address for notices hereunder by notice to the other as provided in this Section 9.

Section 10. Usury Laws. It is the intention of the Company and the Payee of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note will be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable or receivable under this Note will under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it will be deemed a mistake and such excess will be canceled automatically and, if theretofore paid, credited on the principal amount of this Note, or if this Note has been repaid, then such excess will be rebated to the Company.

Section 11. Severability; Waiver of Notice. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note. To the extent permitted by law, the Company hereby waives presentment, demand, notice of intent to accelerate, notice of protest and all other demands and notices, in connection with the delivery, acceptance, performance, default or enforcement of this Note.

Section 12. Transferability of the Note. Neither this Note nor any portion hereof nor any interest herein may be assigned or otherwise transferred to any Person without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and compliance with the legend on the first page of this Note, and any attempted assignment or transfer without such consent and compliance shall be void, provided, that such consent and the opinion contemplated by such legend shall not be required for any sale, assignment or other transfer of this Note to an Affiliate of Payee (a “Permitted Transfer”). At or prior to any assignment or transfer hereof (other than a Permitted Transfer), the Payee agrees to cause any assignee or transferee of this Note to agree in writing to be bound by any confidentiality agreement in existence on the date of such assignment or transfer entered into by and among the Payee and the Company and to provide the Company with a copy thereof.

Section 12. GOVERNING LAW. THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF TEXAS AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

ENERGY & EXPLORATION PARTNERS, INC.

By:	/s/ Hunt Pettit
Name:	Hunt Pettit
Its:	President and CEO

ACKNOWLEDGED AND AGREED TO:	CHESAPEAKE EXPLORATION, L.L.C.

	By:	/s/ Douglas J. Jacobson
	Name:	Douglas J. Jacobson
	Its:	Executive Vice President — Acquisitions & Divestitures

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